EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq:UTMD) reports that all primary income statement measures of financial performance in First Quarter (1Q) 2006 increased compared to 1Q 2005, according to the following table:

Sales	+ 7%
Gross Profits	+ 7%
Operating Profits	+ 3%
Earnings before Taxes (EBT)	+ 9%
Net Income	+ 3%
Earnings per Share (EPS)	+10%

The increase in operating profits was smaller than the growth in sales and gross profits because of higher operating expenses from 1) an increase in sales & marketing expense due primarily to an expanded sales force ($89,000), 2) higher legal fees and litigation expenses ($58,000) and the non-cash expense ($43,000) associated with expensing unvested stock options per SFAS 123R. However, the higher operating expenses ($194,000 total increase) were largely offset by higher non-operating income ($160,000) from the investment of cash balances.

Net income increased less than EBT due to a higher income tax provision in 1Q 2006. In 2005, UTMD was allowed a temporary tax deduction on repatriated foreign earnings as a result of The American Jobs Creation Act of 2004. However, a lower number of diluted shares used to calculate eps, as a result of share repurchases since 1Q 2005, more than compensated for the higher income tax provision. Compared to 1Q 2005, diluted outstanding shares used for calculating 1Q 2006 eps were down 6%. Eps for 1Q 2006 were $.50. Eps for 1Q 2005 were $.46. Eps for the most recent twelve months were $1.85.

In 1Q 2006, UTMD achieved a gross profit margin of 56.4% and a net profit margin of 28.7%. In 1Q 2005, those respective profit margins were 56.1% and 29.6%.

Comparing 1Q 2006 sales to 1Q 2005 sales in product categories, neonatal product sales were up 35%, obstetrics product sales were unchanged, gynecology/ electrosurgery product sales were up 10% and blood pressure monitoring/ components sales were down 8%. Both domestic and international sales were up 7%. Although trade shipments from Ireland were up 4% in EURO terms, they were down 5% in US Dollar terms because of a stronger U.S. dollar.

UTMD’s balance sheet remained strong. Compared to December 31, 2005, working capital increased more than $0.9 million. Stockholders’ Equity increased more than $1.0 million even though dividends and share repurchases, which reduce Stockholders’ Equity, totaled $1.1 million.

Financial ratios which may be of interest to shareholders follow:
1) Current Ratio = 9.3
2) Days in Receivables (based on 1Q sales activity) = 44
3) Average Inventory Turns (based on 1Q CGS) = 3.7
4) Year-to-Date ROE (after payment of dividends) = 17%

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 117,000 in 1Q 2006 compared to 230,000 in 1Q 2005. The actual number of outstanding shares at the end of 1Q 2006 was 3,966,400 which included 1Q employee and outside director option exercises of 266,600 shares and 1Q share repurchases of 12,100. The average price paid by the Company to repurchase shares in the open market during 1Q 2006 was $30.67 including commissions. The total number of outstanding unexercised options at March 31, 2006 was about 280,000 shares at an average exercise price of $17.75/ share, including shares awarded but not vested. This compares to 728,000 option shares outstanding at the end of 1Q 2005.

Risk factors that could cause results to differ materially in future quarters include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC. The SEC Form 10-Q for 1Q 2006 will be filed with the SEC by May 10.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, First Quarter ended March 31 (in thousands except earnings per share):

	1Q 2006	1Q 2005	Percent Change
Net Sales	$7,104	$6,652	+6.8%
Gross Profit	4,007	3,734	+7.3%
Operating Income	2,632	2,552	+3.1%
Income Before Tax	3,046	2,806	+8.6%
Net Income	2,036	1,969	+3.4%
Earnings Per Share	$0.500	$0.455	+9.9%
Shares Outstanding (diluted)	4,070	4,326

BALANCE SHEET (in thousands)	(unaudited) MAR 31, 2006	(audited) DEC 31, 2005	(unaudited) MAR 31, 2005
Assets
Cash & Investments	$17,423	$17,453	$16,525
Accounts & Other Receivables, Net	4,825	4,418	3,916
Inventories	3,470	3,305	2,836
Other Current Assets	655	682	945
Total Current Assets	26,373	25,858	24,222
Property & Equipment, Net	8,258	8,160	8,774
Intangible Assets, Net	7,612	7,624	7,662
Total Assets	$42,243	$41,642	$40,658

Liabilities & Shareholders’ Equity
Total Current Liabilities	$2,848	$3,175	$3,820
Note Payable	5,251	5,336	0
Deferred Income Taxes	257	274	753
Stockholders’ Equity	33,887	32,857	36,085
Total Liabilities & Shareholders’ Equity	$42,243	$41,642	$40,658